                                                     EXHIBIT 10.1


               GENERAL PROVISIONS APPLICABLE TO PERFORMANCE
              RESTRICTED STOCK AWARDS GRANTED UNDER THE GREAT
                 WESTERN FINANCIAL CORPORATION 1988 STOCK
                   OPTION AND INCENTIVE PLAN, AS AMENDED

                                (MARCH 1994)


     The specific purposes of performance-based Restricted Stock Awards authorized under the Great Western Financial Corporation 1988 Stock Option and Incentive Plan, as amended (the "Plan") is to encourage and reward high levels of performance of the Company as measured by returns to shareholders and to thereby align participant interests more closely with those of share-holders. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Award Agreement, as the case may be.

     These General Provisions supplement the provisions of Award Agreements contemplated by the Plan and shall apply to any Restricted Stock Award granted under Section 4.3 of the Plan when incorporated by reference in the Award Agreement.

     1.     OWNERSHIP RIGHTS OF RESTRICTED STOCK.

     (a) RESTRICTIONS ON TRANSFER. Prior to the time they become vested, neither the shares of Restricted Stock comprising the Award nor any interest therein, amount payable in respect thereof, nor Restricted Property (as defined in Section 8) subject thereto, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.

     (b) DIVIDENDS; VOTING RIGHTS. After the Award Date, the Employee Participant (sometimes, "EMPLOYEE" herein) shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock which are forfeited. Any securities or other property receivable or received by the Employee as a result of any non-cash dividend or other distribution (other than a Stock Dividend), conversion or exchange of or with respect to the Restricted Stock will be subject to the restrictions and risks of forfeiture set forth in these General Provisions to the same extent as the shares of Restricted Stock to which such securities or other property relate. For purposes of these General Provisions, "STOCK DIVIDEND" means only a dividend in and of shares of common stock of the Corporation representing less than 25% of the outstanding shares of its Common Stock prior to the dividend.
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     (c)     CERTIFICATES.  The Corporation shall issue a certificate or certificates for the shares of Restricted Stock subject to the Award, registered in the name of the Employee, which certificate(s) shall upon redelivery thereof to the Corporation pursuant to subsection (d) below be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby are forfeited hereunder. The certificate(s) representing shares forfeited hereunder shall be cancelled. The certificate(s) representing restricted shares shall bear a legend referring to the Award Agreement and restrictions and limitations on such shares.

     (d) CERTIFICATES TO BE HELD BY CORPORATION; POWER OF ATTORNEY. Concurrently with the execution and delivery of the Award Agreement, upon delivery to the Employee of the certificate(s) representing shares awarded to such Employee, the Employee shall redeliver such certificate(s) to the Corporation, together with a stock power or stock powers, in blank, with respect to such certificate(s), to be held by the Corporation pursuant to the terms hereof. The Employee, by acceptance of the Award, shall be deemed to appoint the Corporation and each of its authorized representatives as the Employee's attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan, these General Provisions or the Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

     2.     VESTING; LAPSE OF RESTRICTIONS.

     (a) VESTING. The Award shall vest, and restrictions (other than those set forth in Section 10 (Compliance)) shall lapse, on the close of business on the day before the 10th anniversary of the Award Date, PROVIDED that the Employee remains then employed by the Company, unless (i) the Award has earlier vested or has been accelerated, as provided in Section 3(c) (Certain Events), Section 4 (Retirement), Section 5 (Disability or Death),
Section 6 (Acceleration for Performance) or Section 8 (Adjustments), or has been otherwise accelerated pursuant to the Plan, or (ii) the Administrator has taken other action with respect to the Award pursuant to Section 6.3 of the Plan.

     (b) DELIVERY OF CERTIFICATES. Promptly after the lapse or other release of restrictions, a certificate or certificates evidencing the number of shares of Common Stock as to which the restrictions have lapsed or been released or such lesser number as may be permitted pursuant to Section 11 (Tax Withholding) shall be delivered to the Employee or other person entitled under the Plan to receive the shares. The Employee or such other person shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 10 (Compliance). The shares so delivered shall no longer be restricted shares hereunder.
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     (c)     MAXIMUM VESTING.  The maximum number of restricted shares that may vest on any occasion or event shall not exceed the number of shares that then remain restricted hereunder.

     3.     EFEECT OF TERMINATION OF EMPLOYMENT.

     (a)     FORFEITURE AFTER CERTAIN EVENTS.  Except as provided in
Section 3(c) (Termination Without Cause after Certain Events), Section 4 (Retirement) and Section 5 (Disability or Death), the Employee's shares of Restricted Stock shall be forfeited to the extent such shares have not become vested upon the date an Employee Participant is no longer employed by the Company for any reason, whether with or without cause, voluntarily or involuntarily. If an entity ceases to be a Subsidiary, such action shall be deemed to be a termination of employment of all employees of that entity, but the Administrator may make provision in such circumstances for accelerated vesting of some or all of the remaining restricted shares under any Awards held by such Employees, effective immediately prior to such event.

     (b) RETURN OF SHARES. Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares shall, without payment of any consideration by the Corporation for such transfer, be automatically transferred to the Corporation, without any other action by the Employee, or the Employee's Beneficiary or Personal Representative, as the case may be. The Corporation may exercise its powers under Section 1(d) and take any other action necessary or advisable to evidence such transfer. The Employee, or the Employee's Beneficiary or Personal Representative, as the case may be, shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares to the Corporation.

     (c) TERMINATION WITHOUT CAUSE FOLLOWING CERTAIN EVENTS. If following an Event described in Section 7.19 of the Plan, the Employee's employment by the Company is involuntarily terminated by the Company other than for cause, as determined by the Administrator in its sole and absolute discretion, then any portion of his or her Award that has not previously vested shall thereupon vest, subject to the provisions of Section 9.

     4. EFFECT OF RETIREMENT. If the Employee retires in accordance with the terms of and under the Great Western Retirement Plan or the Company's policies, as from time to time in effect, and if the Administrator determines that such an event has occurred and approves the acceleration of vesting (subject to the provisions of Section 9), the Award shall vest to the following extent as of the date of such approval: (x) 15% of the original Award, multiplied by the number of anniversaries of the Award Date elapsed since the Award Date, minus (y) the percentage of the Award previously vested
for performance pursuant to Section 6.   Any remaining restricted shares
under the Award thereupon shall be forfeited, unless the Administrator provides at such time for additional vesting (subject to the provisions of
Section 9) in the circumstances. The Administrator will make its decision regarding such matters no later than 30 days after the date of termination.
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     5.     EFFECT OF DISABILITY OR DEATH.  If the Employee incurs a
Disability or dies while employed by the Company, the Employee's Award shall vest to the following extent: (x) 20% of the original Award, multiplied by the number of anniversaries of the Award Date elapsed since the Award Date, minus (y) the percentage of the Award previously vested for Performance. Any restricted shares remaining under the Award shall be forfeited, except to the extent that the Administrator prior to the date of vesting (or within 30 days after the date of death, as the case may be) provides that some or all of any remaining restricted shares shall also vest on or as of such date.

     6.     ACCELERATION FOR PERFORMANCE.

     (a) GENERAL; DEFINED TERMS. After the third anniversary of the Award Date, the Administrator shall determine the performance of the Corporation and each member of the applicable Peer Group over the Applicable Performance Period in accordance with the provisions of subsection (b). The performance of the Corporation shall then be ranked on a percentile basis in accordance with the provisions of subsection (c). If and to the extent the Corporation's performance results in a percentile ranking of 50% or more, all or part of the Employee's Award as of the applicable Determination Date shall be subject to accelerated vesting as of such date in accordance with the provisions of subsection (d). To the extent that an Award is not subject to accelerated vesting as of any particular Determination Date by reason of performance, the Award shall remain eligible for accelerated vesting as of each subsequent Determination Date (prior to the forfeiture or other vesting of the Award) based upon the Corporation's performance during each such subsequent Applicable Performance Period.

Terms used in this Section 6 have the following meanings, subject to the Administrator's authority hereunder and under the Plan.

     "APPLICABLE PERFORMANCE PERIOD" shall mean the three-year period commencing January 1, 1992 and ending December 31, 1994, or any full three-year period ending on each June 30 and December 31 thereafter within the term of the Award, as the case may be.
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     "DETERMINATION DATE" shall mean the date as of which the Administrator makes its determination of Total Shareholder Return of the Corporation and of the other companies in the Peer Group for the Applicable Performance Period and other decisions essential to the calculation of the extent (if any) to which Restricted Stock Awards governed by these General Provisions shall vest.

     "FAIR MARKET VALUE" shall mean Fair Market Value (as defined in the
Plan) except that Common Stock (as used in such definition) shall mean the common stock of the Corporation or the applicable member of the Peer Group, as the case may be.

     "PEER GROUP" shall mean the not more than 40 nor less than 20 (excluding the Corporation) financial institutions and/or financial services companies designated by the Administrator as the Peer Group for the Applicable Performance Period, initially those 32 institutions listed on Schedule 1, in all cases subject to the provisions of Section 15 hereof.

     "TOTAL SHAREHOLDER RETURN" refers to the compound annual rate of return over the Applicable Performance Period for the Corporation and each other company in the Peer Group from changes in the trading price of each company's common stock and any dividends and other distributions paid by the company on its common stock during the Applicable Performance Period, calculated by
(a) assuming that one share of each company's common stock is purchased on the first day of the Applicable Performance Period at a price equal the average Fair Market Value for the 30 trading days immediately prior thereto,
(b) assuming that additional shares (or portions of shares) of such company's common stock are purchased with any dividends paid on the initial share and on shares accumulated through the assumed reinvestment of dividends and other distributions, with such purchase being made on the dividend or distribution payment date at a price equal to the Fair Market Value of such company's common stock on that date, (c) calculating the aggregate number of shares of each company's common stock that would be accumulated over the Applicable Performance Period, (d) multiplying this number by the average Fair Market Value of such company's common stock for the 30 trading days immediately prior to the last day of the Applicable Performance Period, and (e) determining the annual compound rate of growth over the Applicable Performance Period between the assumed purchase price set forth in clause
(a) and the value resulting from the computation in clause (d).

     (b) PERFORMANCE MEASURE AND DETERMINATION. The measurement of performance of the Corporation and each member of the Peer Group shall be based upon the Total Shareholder Return for the Corporation and each member of the Peer Group.

     (c) PERCENTILE RNAKING. After the Total Shareholder Return of the Corporation and each member of the Peer Group has been determined, the Administrator shall determine the percentile ranking in Total Shareholder Return of the Corporation relative to all other companies in the applicable Peer Group for the Applicable Performance Period in accordance with Schedule 2 hereto.
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     (d)     VESTING PERCENTAGES.  The number of shares of Restricted Stock subject to accelerated vesting by virtue of performance as of any Determination Date shall be determined by multiplying (x) the acceleration percentage that corresponds to the Corporation's percentile ranking for the Applicable Performance Period in the following table, times (y) the number of shares subject to the original Award.

     Percentile Ranking                       Percent of Award
     Versus Peer Group                        That Accelerates
     ------------------                       ----------------
     Below 50th                                             0%
     At or above 50th but less than 60th                   25%
     At or above 60th but less than 70th                   50%
     At or above 70th but less than 80th                   75%
     At or above 80th                                     100%


     7. CONTINUANCE OF EMPLOYMENT. The grant of an Award shall NOT confer upon the Employee any right with respect to the continuation of his or her employment by the Corporation or any Subsidiary or alter or interfere in any way with the right of the Corporation or of any Subsidiary at any time to terminate such employment or to change the compensation of the Employee or other terms of his or her employment; and neither shall these terms alter or in any way affect the rights of the Company or the Employee under any other written employment agreement between them, except as expressly provided herein.

     8. ADJUSTMENTS UPON SPECIFIED EVENTS. Upon the occurrence of certain events relating to the Corporation's stock contemplated by Section
6.2 of the Plan (other than a Stock Dividend), the Administrator shall make adjustments if appropriate in the number and kind of securities that may become vested under an Award. If any adjustment shall be made under Section
6.2 of the Plan or an Event described in Section 7.19(ii) of the Plan shall occur and the shares of Restricted Stock are not fully vested upon such Event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the "RESTRICTED PROPERTY"), other than a Stock Dividend, received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash, such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of Great Western Bank or another depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property.
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     9.     LIMINATIONS ON ACCELERATION AND REDUCTION IN BENEFITS IN EVENT
            OF TAX LIMITATIONS.

          (a) LIMITATION ON ACCELERATION. Notwithstanding anything contained herein or in the Plan or the terms of any employment agreement to the contrary, in no event shall the vesting of any share of Restricted Stock be accelerated pursuant to Section 6.3 of the Plan or Section 3(c) hereof or the terms of any employment agreement if the Corporation would not be allowed a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the restricted shares not subject to acceleration will continue to vest in accordance with the other provisions hereof.

     (b) REDUCTION IN BENEFITS. If the Employee would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute "parachute payments," then notwithstanding any other provision hereof or of any other existing agreement to the contrary, the Employee Participant may by written notice to the Secretary of the Corporation designate the order in which such "parachute payments" shall be reduced or modified so that the Corporation is not denied federal income tax deductions for any "parachute payments" because of Section 280G of the Code.

     (c)  DETERMINATION OF LIMITATIONS.   The term "parachute payments" shall
have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder. All determinations required by this Section 9, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than the Corporation's outside auditing firm) having nationally recognized expertise in such matters selected by the Administrator. Any such determination by such accounting firm shall be binding on the Corporation and the Employee Participant.

     10.     COMPLIANCE; APPLICATION OF SECURITIES LAWS.

     No shares of Common Stock shall be delivered, no restricted shares shall vest, and (subsequent to vesting) no shares shall be offered for sale by the holder unless and until any then applicable requirements of the Securities and Exchange Commission (the "COMMISSION") or any other regulatory agency having jurisdiction and any exchanges upon which the Common Stock may be listed shall have been fully satisfied. Upon the Corporation's request, the Participant, or any other person entitled to such shares of Common Stock pursuant to the Award, shall provide a written assurance of compliance (or representations reasonably requested by the Corporation to assure such compliance) satisfactory to the Corporation.

     The Administrator may impose such additional conditions on the Award or on its acceleration or vesting or on the payment of any related tax or withholding obligation as in its sole discretion may be required or advisable to satisfy any applicable legal or regulatory requirements, including, without limitation, provisions necessary to avoid liability under Section 16 of the Exchange Act or to secure benefits of Rule 16b-3 (or any successor rule) promulgated by the Commission pursuant to the Exchange Act.

     11.     TAX WITHHOLDING.

     The Corporation shall be entitled to require deduction from other compensation payable to the Employee of any sums required by federal, state or local tax law to be withheld with respect to the vesting of any Award, but, in the alternative, (i) the Corporation may require the Employee or other person in whom the Award may vest to advance such sums in cash, or
(ii) the Corporation may allow the Employee or other person in whom the Award vests to irrevocably elect, in such manner and at such time or times prior to any applicable Tax Date as may be permitted or required under Section 6.6 of the Plan and rules established by the Administrator, to have the Company withhold and reacquire shares of Restricted Stock at the time of vesting to satisfy any withholding obligations of the Company employing the Employee with respect to such vesting. An election to have shares so held back and reacquired shall be subject to approval of the Administrator and shall not be available if the Employee has made an election pursuant to Section 83(b) of the Code with respect to such Award.

     12. DELIVERY OF SHARES. Vested shares and any amounts deliverable pursuant to the Award shall be delivered and paid only to the Employee or the Employee's Beneficiary or Personal Representative, as the case may be.

     13. EMPLOYMENT BY SUBSIDIARIES. Employment by any Subsidiary shall be considered as the equivalent of employment by the Corporation for all purposes hereunder.

     14. NOTICES. Any notice to be given under the terms of the Plan, these General Provisions or an Award Agreement shall be in writing and addressed to the Corporation at its principal executive office, to the attention of the Corporate Secretary and to the Employee at the address given beneath the Employee's signature to the Award Agreement, or at such other address as either party may thereafter designate in writing to the other.

     15.     ADMINISTRATION OF AWARDS.

     (a)     POWERS OF ADMINISTRATION.  The Administrator's authority under
Article II of the Plan to interpret and make decisions affecting all Awards extends to these General Provisions and all Awards that incorporate them by reference. Without limiting the generality of the foregoing, but subject to the limitations of the Plan, the Administrator shall have the responsibility for carrying out the intents and purposes of these General Provisions and related Restricted Stock Awards and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following: (i) to construe, interpret and administer the General Provisions
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

and Award Agreements; (ii) to make all determinations required by these General Provisions; (iii) to collect and interpret such reported results of and other information regarding Peer Group entities and the Corporation as the Administrator may deem advisable or appropriate, or to utilize such other readily available information as it may deem advisable or appropriate, with respect to determinations made hereunder; (iv) to determine, compute and certify the extent of vesting and the amount of any other benefits payable to Employee Participants hereunder; (v) to delete, add or substitute any member(s) of the Peer Group in such circumstances as the Administrator deems advisable during any Applicable Performance Period or from one Applicable Performance Period to another, if, in the case of a removal, the Administrator determines that any member's circumstances are such, or an event has occurred, that makes it inappropriate or impractical to retain the entity as a member of the Peer Group or, in the case of an addition or substitution, the Administrator determines that the new member is similar in stature, financial performance, financial condition or other qualities to those companies previously included in the Peer Group, provided, however, that if a Peer Group member has initiated or become the subject of a material announced merger, takeover or other change in control proposal that in the opinion of the Administrator has or may have a material effect upon the determination of such member's Total Shareholder Return for any Applicable Performance Period, the Administrator shall remove such member from the Peer Group, subject to reinstatement of such member to the Peer Group if such proposed transaction is not consummated or if in the discretion of the Administrator any price distortion created by such announcement has abated; and (vi) to, in determining the performance of each relevant entity, make such adjustments as it deems appropriate and equitable in its discretion to reflect changes in capitalization and similar corporate changes affecting the Corporation or any Peer Group entity. In making any discretionary changes or other adjustments hereunder or under the Plan, the Administrator need not make the same adjustments or confer the same benefits on all holders of Restricted Stock.

     (b) NO LIABILITY OF ADMINISTRATOR. The determination of the Administrator in good faith as to any disputed question or controversy shall be binding and conclusive. In performing its duties, the Administrator shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Administrator believes to be reliable and competent as to such matters; and
(ii) counsel (who may be employees of the Company), accountants and other persons as to matters which the Administrator believes to be within such persons' professional or expert competence. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons. Neither the Company, the Administrator nor any member of the Administrator or the Board of Directors shall be liable to any Employee Participant for any act or omission of any member or for any act or omission on its, his or her own part, excepting only for its, his or her own willful misconduct.



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                       INITIAL PEER GROUP COMPANIES




    Savings & Loans                          Banks
- - -------------------------         -----------------------------
[C]                               [C]

1 Coast Savings Financial         1 Banc One Corp
2 Dime Savings Bank of NY         2 Bank of Boston Corp
3 Firstfed Michigan Corp          3 Bank of New York Co.
4 Golden West Financial Corp      4 Bankamerica (incl. Sec Pac)
5 H. F. Ahmanson                  5 Bankers Trust New York Corp
                                  6 Barnett Banks
                                  7 Chase Manhattan Corporation
                                  8 Chemical Banking Corp (incl.
                                    Man Han)
                                  9 Citicorp
                                 10 Continental Bank Corp
                                 11 First Bank System
                                 12 First Chicago Corp
                                 13 First Fidelity Bancorp
                                 14 First Interstate Bancorp
                                 15 First Union Corp
                                 16 First Wachovia Corp
                                 17 Fleet/Norstar Financial Corp
                                 18 J. P. Morgan & Co.
                                 19 Mellon Bank Corp
                                 20 MNC Financial
                                 21 NationsBank Corp (NCNB &
                                    C&S/Sovran)
                                 22 NBD Bancorp
                                 23 Northwest Bancorp
                                 24 PNC Financial Corp
                                 25 Republic NY Corp
                                 26 Suntrust Banks
                                 27 Wells Fargo & Co.













SCHEDULE 1